Exhibit 99.1 - Letter to the stockholders of Lee Enterprises, Incorporated from its Chairman, President and Chief Executive Officer dated May 5, 2011

201 N. Harrison St	Mary Junck
Davenport, IA 52801	Chairman, President and Chief Executive Officer
www.lee.net	(563) 383-2100

May 5, 2011

Dear Lee Stockholder:

As you may have seen in news reports, Lee has decided not to proceed at this time with our recently proposed private placement of bonds and stock totaling $1.055 billion as a way of refinancing our long-term debt.

In deciding to withdraw the proposed offerings, we concluded that market conditions were not sufficiently favorable at this time, primarily in light of recent bumps in the economy and a slowdown in revenue recovery for the industry and Lee. Perhaps because of these economic uncertainties, potential investors sought terms and conditions we believe were not in the best interest of Lee or its stockholders.

Refinancing our debt remains among our highest priorities. We will continue to pursue alternatives and fully expect to refinance our long-term debt before it matures in April 2012. We believe opportunities will improve in the coming months as our local economies regain steam and our revenue trend again turns upward. In the meantime, we continue to drive substantial cash flow and pay down debt rapidly. We are not, as some in the national media have imagined, staving off bankruptcy.

In meeting with potential investors, we made presentations to approximately 150 representatives in New York, Boston, San Francisco and Los Angeles. Many told us they liked these facts about Lee:

•	How we are strategically located in quality markets with little print competition, where we are, hands down, the leading provider of local news and information, and a major platform for advertising.

•	How, because of our strong sales culture, we routinely outperform peers on multiple measures and have exceeded the industry average in advertising revenue performance for 30 quarters in a row.

•	How we attract huge print and digital audiences – more than 80 percent of adults in our larger markets, with strength across all age groups.

•	How we deliver local news around the clock through our websites, mobile sites, mobile apps, email alerts and, now, tablet apps – in addition, of course, to print, which remains vital in our markets.

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How our aggressive digital strategy has driven explosive revenue and audience growth. Digital revenue climbed 26 percent in our March 2011 quarter, compared with a year ago. Unique visitors to our digital sites rose 54 percent in the month of March versus a year ago, and mobile page views jumped 253 percent.

•	How well we have managed costs, which have been reduced nearly a quarter of a billion dollars since 2007, and also reduced debt by $732 million since June 2005.

Our own revenue results in the March quarter, combined with a poor showing by the industry and a generally negative view of the publishing sector, put a damper on the market’s view. As we reported earlier this week, revenue fell short of the previous year by 3.8 percent. In our first quarter, we were under last year by only 1.0 percent. Although this small slip backward is disappointing, we believe it is temporary and that our revenue trends will improve again as economic conditions in our markets also improve. To hasten the turn, we have begun rolling out even more initiatives to drive print and digital revenue. In the interim, we are also tightening our belts.

The stock market, as you may have seen, has reacted negatively to the recent news about the refinancing developments and pessimistic commentary about our prospects. The negativity could go on for a while, until the market sees evidence of revenue improvement.

We believe this tough period will pass. We have nearly a full year to complete our refinancing and intend to do so on good terms. We continue to focus on a multitude of initiatives to speed our recovery from the long economic downturn and stay at the forefront of emerging digital opportunities.

With deep appreciation,

Mary Junck
Chairman, President and Chief Executive Officer

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This communication contains information that may be deemed forward-looking and that is based largely on Lee’s current expectations, and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated, including risks and uncertainties referenced from time to time in Lee’s filings with the Securities and Exchange Commission, including Lee’s Annual Report on Form 10-K for the year ended September 26, 2010. Any statements that are not statements of historical fact (including statements containing the words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. Lee does not undertake to publicly update or revise its forward-looking statements.